Exhibit 99.1

New Data at Heart Rhythm 2023 Suggests

that Unipolar Signals May be Used for a More Precise,

Accurate Approach to Treating Arrhythmias

Data from three abstracts highlight the potential of an optimized radiofrequency ablation technique for pulmonary vein isolation (PVI)

Preservation of raw unipolar signal using BioSig’s PURE EP™ platform guidance enabled real-time tissue-specific feedback when conducting ablation

CLEVELAND, OH and WESTPORT, CT, May 19, 2023 (GLOBE NEWSWIRE) – Researchers from Cleveland Clinic will be presenting data from three abstracts at Heart Rhythm 2023 that evaluated an optimized radiofrequency ablation technique for pulmonary vein isolation (PVI)—a type of ablation procedure used to treat atrial fibrillation (AF)—compared to the existing standard, the Ablation Index™. Researchers used BioSig Technologies, Inc. (NASDAQ: BSGM) proprietary PURE EP™ Platform for real-time tissue-specific feedback to achieve equal lesion quality and dimension in a third of the time as conventional methods that rely on surrogate metrics.

Across all three studies, researchers compared the efficacy of using unipolar signals to guide procedures to the current standard of using an Ablation Index™. While there is a well-established body of pre-clinical evidence validating the use of unipolar signals to assess the efficacy of ablation, capturing the unipolar signal has been a challenge with existing processing platforms due to room and radiofrequency noise saturation, wandering baseline, and improper filtering.

“Despite past evidence suggesting validation and efficacy, unipolar signals have not been used to help guide lesion and ablation because of their susceptibility to interference from an inherently noisy lab environment,” said Oussama Wazni, MD, MBA, section head, cardiac electrophysiology and pacing at Cleveland Clinic and lead researcher. "These studies suggest that the preservation of raw cardiac signal enables the use of unipolar signals to help guide ablations, while improving lesion precision and reducing procedure time."

Zachary Koch, Principal Advisor of Product Development at BioSig Technologies added, "We are thrilled to collaborate with the Cleveland Clinic on these important studies that showcase the potential of our PURE EP™ Platform to deliver unprecedented clarity of the raw electrical signal. The PURE EP™ engineering enables physicians to access the value of unipolar radiofrequency guidance, established by previous studies. These new studies not only validate previous findings, but also identify optimal duration and placement of radiofrequency therapy at the tissue level, unlocking potential time savings and improved efficacy.”

Topline findings from the three abstracts are below, highlighting how this new approach improves radiofrequency ablation techniques for atrial fibrillation treatment by reducing procedure time, maintaining accuracy, and enhancing precision.

Reducing procedure time

The first abstract, entitled "Unipolar Signal Modification-Guided Radiofrequency Ablation," conducted in swine and human models, found radiofrequency ablation guided by unipolar signal modification achieved identical transmural lesion dimensions for atrial tissue thickness less than three millimeters, with ablation time being significantly shorter (8 seconds) than ablation index-guided procedures (24 seconds).

Maintaining accuracy

The second abstract, entitled "Feasibility of Unipolar Signal Guided Ablation in Creating Contiguous Lines of Conduction Block: A Proof-of-Concept Study," demonstrated that unipolar electrograms accurately placed and spaced transmural lesions to prevent gaps, creating a successful bidirectional block in four of the five swine models. A single gap was left in the linear application of the fifth model due to a misinterpretation of the unipolar EGM during pacing. In this study, physicians were blinded to the 3D mapping system traditionally used to measure lesion location and spacing and relied entirely on unipolar morphology as seen on the PURE EPTM Platform.

Enhancing precision

The third abstract, entitled “Comparison of Unipolar Electrogram Monitoring during Radiofrequency Ablation in Viable and Ablated Myocardium: Loss of the S-component” showed that unipolar electrogram monitoring can differentiate between healthy and scarred tissue in both singular isolated lesions and contiguous lesions that constitute an ablation line. This information is critical to inform lesion placement in a clinical setting where the lesion diameter can vary based on the catheter orientation.

Currently, 14.4 million Americans suffer from cardiac arrhythmias. Atrial fibrillation, of which paroxysmal atrial fibrillation is a subtype, is the most common arrhythmia affecting as many as 6.1 million people in the US now and expected 8-12 million by 2050. Atrial fibrillation increases the risk of stroke 4 to 5-fold and contributes to ~750,000 hospitalizations per year. The direct cost of atrial fibrillation is approximately $6 billion annually; adding other indirect costs brings the total cost of atrial fibrillation to $26 billion.

The PURE EPTM Platform is a non-invasive platform designed to aid electrophysiologists in acquiring high-quality cardiac signals during electrophysiology (EP) procedures. It has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) and is currently in use at several hospitals in the United States.

About The PURE EP™ Platform

The PURE EP™ Platform is a unique combination of proprietary hardware and software that enables the real-time acquisition of raw signal data—absent of unnecessary noise or interference—allowing physicians to make informed clinical decisions based on clear and precise data. With the heightened visualization of active signals, the PURE EP™ Platform is facilitating personalized patient care and innovations in the field of electrophysiology. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating.

The PURE EP™ Platform is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Cleveland Clinic, Mayo Clinic, Texas Cardiac Arrhythmia Institute, and Kansas City Heart Rhythm Institute.

About BioSig Technologies, Inc.

BioSig Technologies is an advanced medical technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities—saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy. The global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.

Forward-Looking Statements
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For investor relations:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

For media inquiries:

Katie Freshwater

BioSig Technologies, Inc.

Vice President, Marketing

55 Greens Farms

Westport, CT 06880

kfreshwater@biosigtech.com

203-409-5444, x162